FOR IMMEDIATE RELEASE

Contacts:	Ron Rogers
Corporate Communications
916-746-3123
r.rogers@surewest.com

Misty Wells
Investor Relations
916-786-1799
m.wells@surewest.com

SUREWEST COMMUNICATIONS TO SELL WIRELESS TOWERS
TO GLOBAL TOWER PARTNERS

ROSEVILLE, CA – October 10, 2008 – Leading independent communications holding company SureWest Communications (NASDAQ: SURW) announced today that it has entered into a definitive agreement to sell its more than 50 owned wireless communications towers to Global Tower Partners. Completion of the transaction is not subject to financing.

The purchase price is based on tower cash flow and is payable with respect to commenced tenant leases. SureWest expects that the final aggregate purchase price will be in the range of $9.5 to $10.2 million.

The transaction, the initial closing of which is expected to close in the fourth quarter 2008, and at which a substantial portion of the purchase price is payable, is subject to customary closing conditions and regulatory approvals. The company expects to use the net proceeds from the transaction to continue the expansion of its high performing fiber-to-the-home (FTTH) broadband network in both its Sacramento and Kansas City regions. UBS Investment Bank acted as the exclusive financial advisor to SureWest on its tower sale.

Steve Oldham, SureWest's president and chief executive officer, said, “We are pleased to have found the right buyer for our towers, which was the appropriate move for the company following the sale of our wireless assets to Verizon Wireless earlier this year. We are executing on our plan to divest non-core assets from the business and focus on providing our customers with the most advanced telephone, Internet and television services. The net proceeds from the towers will continue to enhance our financial flexibility as we expand our fiber-based triple-play offerings to a broader service area.”

“The SureWest acquisition affirms our commitment to being one of the leading acquirers of premier tower locations in the United States,” said Marc C. Ganzi, chief executive officer, Global Tower Partners. “We believe these unique locations will address the growing needs of our customers in enhancing their coverage and network quality throughout Northern California.”

In addition to divesting the assets of its Wireless business for $69.0 million, SureWest sold its Directory Publishing business to GateHouse Media for $110 million in early 2007. In February 2008, SureWest acquired Everest Broadband, Inc., a broadband leader in the Kansas City region, and more than doubled the company’s triple-play residential subscriber base and facilitated the rapid expansion of its business services. It continues to review other assets, including real estate, that are no longer necessary to serve the company’s customers and grow the business.

About SureWest

SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 90 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. Its fiber-to-the-premise IP-based network in the Sacramento region features the fastest symmetrical Internet speeds in the nation at up to 50 Mbps. In its Kansas City market (www.surewestkc.com), 75 percent of the company’s customers subscribe to at least three services.

About Global Tower Partners

Global Tower Partners (http://www.gtpsites.com), based in Boca Raton, Florida, is one of the leading providers of outsourced antennae site facilities to the wireless communications industry in the United States. GTP's business includes the ownership, development, leasing and management of antennae sites on towers and commercial real estate rooftops. GTP owns or master leases more than 8,900 sites, including more than 3,000 owned towers throughout the United States. GTP's customers are leading wireless communications providers including Sprint-Nextel, AT&T, T-Mobile, Verizon Wireless, US Cellular, Metro PCS, Leap Wireless, Clearwire, Centennial Wireless & ALLTEL Communications.

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